Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of hopTo, Inc. and Subsidiaries on Forms S-8 (No. 333-177069, 333-156299 and 333-145284) of our report dated April 1, 2019, (which included an explanatory paragraph about the change in accounting principle), with respect to our audit of the consolidated financial statements of hopTo Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, appearing in the Annual Report on Form 10-K of hopTo Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ Marcum llp
Marcum llp

Chicago, IL

April 14, 2020